Exhibit 10.1

AMENDED AND RESTATED

AMERISOURCEBERGEN SHAREHOLDERS AGREEMENT

Dated as of [•], 2021

-i-

6.1	Term	55

6.2	Notices	55

6.3	Investor Actions	57

6.4	Amendments and Waivers	57

6.5	Successors and Assigns	57

6.6	Severability	57

6.7	Counterparts	57

6.8	Entire Agreement	57

6.9	Governing Law; Jurisdiction	58

6.10	WAIVER OF JURY TRIAL	58

6.11	Specific Performance	58

6.12	No Third Party Beneficiaries	59

6.13	Obligation to Update Annex A	59

Annex A     Ownership Schedule

-ii-

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of [•], 2021 (this “Agreement”), between (i) AmerisourceBergen Corporation, a Delaware corporation (the “Company”), and (ii) Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”).

W I T N E S S E T H:

WHEREAS, on March 18, 2013, the Company, Walgreen Co., an Illinois corporation (“Walgreens”), and Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland (“Alliance Boots”), entered into a Framework Agreement (as it may be amended from time to time, the “Framework Agreement”) pursuant to which, among other things, the Company (i) issued on March 18, 2013 Warrant 1 and Warrant 2 (together, the “Warrants”) to Permitted Transferees of Walgreens and Alliance Boots and (ii) agreed with Walgreens and Alliance Boots with respect to certain rights of Walgreens and/or Alliance Boots, and/or their respective permitted designees, as applicable, to acquire the Initial Open Market Shares and the Additional Open Market Shares, subject to the terms and conditions herein and therein;

WHEREAS, on March 18, 2013, each of Walgreens, Alliance Boots and the Company entered into a Shareholders Agreement (the “Prior Agreement”) setting forth certain terms and conditions regarding, among other things, the Investors’ ownership of the Warrants, Warrant Shares, Initial Open Market Shares and/or Additional Open Market Shares, as applicable (the Warrant Shares, Initial Open Market Shares, Additional Open Market Shares and 2021 Shares (as defined below), collectively, the “Shares”);

WHEREAS, on March 18, 2013, Walgreens, Alliance Boots, Walgreens Pharmacy Strategies, LLC, an Illinois limited liability company and wholly owned Subsidiary of Walgreens, Alliance Boots Luxembourg S.à r.l., a societé à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg and wholly owned Subsidiary of Alliance Boots, and WAB Holdings, LLC, a Delaware limited liability company, jointly owned, directly or indirectly, by Walgreens and Alliance Boots (the “FW JV”), entered into that certain Transaction Rights Agreement (the “Transaction Rights Agreement”), providing for certain rights and obligations of each of Walgreens and Alliance Boots with respect to the transactions contemplated herein and in the other Transaction Documents;

WHEREAS, on December 31, 2014, Walgreens and Alliance Boots assigned the Prior Agreement to WBA;

WHEREAS, on January 6, 2021, each of WBA and the Company entered into that certain Share Purchase Agreement (the “SPA”) pursuant to which, on the date hereof, the Company acquired from WBA the Business (as defined in the SPA) in exchange for cash consideration and 2,000,000 shares of Company Common Stock (the “2021 Shares”);

WHEREAS, in connection with the closing of the transactions contemplated by the SPA and the issuance by the Company of the 2021 Shares to the Designated Seller Subsidiary (as defined in the SPA) on the date hereof, each of WBA and the Company desire to amend and restate the Prior Agreement in its entirety;

WHEREAS, pursuant to Section 6.4 of the Prior Agreement, the Prior Agreement may be amended by an agreement in writing signed by (i) the Company, (ii) the Walgreens Investors Beneficially Owning a majority of the Company Common Stock Beneficially Owned by all Walgreens Investors and (iii) the Alliance Boots Investors Beneficially Owning a majority of the Company Common Stock Beneficially Owned by all Alliance Boots Investors; and

WHEREAS, the parties hereto, representing sufficient signatory authority to amend and restate the Prior Agreement, wish to amend and restate the Prior Agreement in its entirety to update the terms of the Prior Agreement to reflect the changes set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE

1.1 Composition of the Board of Directors.

(a) Upon the occurrence of a Walgreens Investor Rights Initiation Event, the Company’s board of directors (the “Board”) took the action necessary to cause one (1) Walgreens Designee to be appointed to the Board.

(b) Upon the occurrence of a Walgreens Investor Rights Step-Up Event, the Board shall promptly (and in any case within ten (10) Business Days) after receiving a Walgreens Investor Rights Step-Up Event Notice take all action necessary (including by amending the organizational documents of the Company, if necessary) to cause one (1) additional Walgreens Designee to be appointed to the Board, such that the Board shall have two (2) Walgreens Directors.

(c) During the Walgreens Investor Rights Period, subject to the other provisions of this Section 1.1, including Section 1.1(d), and Section 1.2, at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board, the Company will nominate and use its reasonable best efforts (which shall, subject to Applicable Law, include including in any proxy statement used by the Company to solicit the vote of its stockholders in connection with any such meeting the recommendation of the Board that stockholders of the Company vote in favor of the slate of directors) to cause the election to the Board of a slate of directors that includes (i) during the Walgreens Enhanced Investor Rights Period, two (2) Walgreens Designees or (ii) otherwise, one (1) Walgreens Designee.

(d) WBA shall notify the Company of the identity of any proposed Walgreens Designee, in writing, on or before the time such information is reasonably requested by the Board or the Governance and Nominating Committee for inclusion in a proxy statement for a meeting of stockholders, together with all information about such proposed Walgreens Designee as shall be reasonably requested by the Board or the Governance and Nominating Committee (including, at a minimum, any information regarding such proposed Walgreens Designee to the extent required by applicable securities laws or for any other person nominated for election to the Board).

(e) Subject to Section 1.1(d) and Section 1.2, so long as no Walgreens Investor Rights Termination Event has occurred, in the event of (i) the death, disability, removal or resignation of a Walgreens Director, the Board will promptly appoint as a replacement Walgreens Director the Walgreens Designee designated by WBA to fill the resulting vacancy, or (ii) the failure of a Walgreens Designee to be elected to the Board at any annual or special meeting of the stockholders of the Company at which such Walgreens Designee stood for election but was nevertheless not elected (such Walgreens Designee, a “Walgreens Specified Designee”), the Board will promptly appoint another Walgreens Designee designated by WBA to serve in lieu of such Walgreens Specified Designee as a Walgreens Director during the term that such Walgreens Specified Designee would have served had such Walgreens Specified Designee been elected at such meeting of the stockholders of the Company, and, in each case of clause (i) and clause (ii), such individual shall then be deemed a Walgreens Director for all purposes hereunder. Neither the Company nor the Board will remove any Walgreens Director without the prior written consent of WBA, unless such Walgreens Director is no longer eligible for designation as a member of the Board pursuant to Section 1.2 or to the extent necessary to remedy a breach of Section 1.5.

(f) The Company will at all times provide each Walgreens Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to the other members of the Board. The Company acknowledges and agrees that any such indemnification obligations to indemnify or advance expenses to each Walgreens Director, in his or her capacity as such, for the matters covered by such indemnification obligations, shall be the primary source of indemnification and advancement of such Walgreens Director in connection therewith, and any obligation on the part of any Investor Indemnitor under any Investor Indemnification Agreement to indemnify or advance expenses to such Walgreens Director shall be secondary to the Company’s obligation and shall be reduced by any amount that such Walgreens Director may collect as indemnification or advancement from the Company. In the event that the Company fails to indemnify or advance expenses to each Walgreens Director as required by such indemnification obligations and this Agreement (such unpaid amounts, the “Unpaid Indemnitee Amounts”), and any Investor Indemnitor makes any payment to such Walgreens Director in respect of indemnification or advancement of expenses under any Investor Indemnification Agreement on account of such Unpaid Indemnitee Amounts, such Investor Indemnitor shall be subrogated to the rights of such Walgreens Director under this Agreement in respect of such Unpaid Indemnitee Amounts.

1.2 Objection to Investor Designee.

(a) Notwithstanding the provisions of this Article I, WBA will not be entitled to designate a particular Walgreens Designee (or, for the avoidance of doubt, any Walgreens Director) to the Board pursuant to this Article I in the event that the Board reasonably determines that (i) the election of such Walgreens Designee to the Board would cause the Company to not be in compliance with Applicable Law, (ii) such Walgreens Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company, (iii) such Walgreens Designee does not satisfy the director eligibility requirements applicable to the other members of the Board (e.g., mandatory retirement age) or (iv) such Walgreens Designee is not reasonably acceptable to the Board or Governance and Nominating Committee; provided, that for the purposes of this clause (iv), each of the Persons set forth on Section S-1.2 of the Company Disclosure Letter shall be deemed to be acceptable to the Board and Governance and Nominating Committee for so long as this Agreement remains in effect and none of the circumstances set forth in clauses (i), (ii) or (iii) of this sentence shall be applicable with respect to such Person. In any such case described in clauses (i) through (iv) of the immediately preceding sentence, WBA will withdraw the designation of such proposed Walgreens Designee and, so long as no Walgreens Investor Rights Termination Event has occurred, be permitted to designate a replacement therefor (which replacement Walgreens Designee will also be subject to the requirements of this Section 1.2).

(b) Notwithstanding the provisions of Section 1.2(a) and the Persons set forth on Section S-1.2 of the Company Disclosure Letter, WBA shall not be entitled to designate SP as a Walgreens Designee (or, for the avoidance of doubt, a Walgreens Director) to the Board pursuant to this Article I, and SP shall have no right to be appointed to the Board, unless and until SP shall have first executed a customary joinder agreement, in form and substance reasonably satisfactory to the Company and WBA, pursuant to which SP shall agree during any time the SP Standstill Period is in effect to be bound by, and to cause any SP Investor to comply with, Section 2.2, and, to the extent applicable, Article VI, of this Agreement mutatis mutandis as if SP and each SP Investor were a “Alliance Boots Investor” hereunder.

1.3 No Adverse Action; Voting Agreement.

(a) Until the occurrence of the Walgreens Investor Rights Termination Event, without the prior consent of WBA, except as required by Applicable Law, neither the Company nor the Board shall (i) increase the size of the Board such that the number of directors on the Board is greater than the sum of (A) nine (9) and (B) the number of Walgreens Designees to which WBA is entitled pursuant to Section 1.1 (such sum, the “Maximum Board Size”) or (ii) take any action to cause the amendment of its charter, bylaws or other organizational documents (including, for the avoidance of doubt, any documents giving rise to the eligibility requirements described in clause (iii) of Section 1.2(a)) such that WBA’s rights under this Article I would not be given effect; provided, that the Maximum Board Size can be increased by a maximum of one (1) additional director for a period of up to one year (or such shorter period ending upon the effectiveness of the retirement described in this proviso) to accommodate the pending retirement of a director that will occur during such one-year period.

(b) During any time in which the Standstill Period is in effect, each Investor agrees to cause each Voting Security owned by it or any of its respective Permitted Transferees or over which it or any of its respective Permitted Transferees has voting control to be voted (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company): (x) in favor of all those persons nominated to serve as directors of the Company by the Board or its Governance and Nominating Committee and (y) with respect to any other action, proposal or other matter to be voted upon by the stockholders of the Company (including through action by written consent), in accordance with the recommendation of the Board; provided, however, that no Investor or any of its Affiliates shall be under any obligation whatsoever to vote in accordance with the recommendation of the Board or in any other manner, other than in its sole discretion, with respect to the approval (or non-approval) or adoption (or non-adoption) of, or other proposal directly related to, any Acquisition Proposal or Acquisition Transaction.

(c) For so long as it is subject to the voting requirements of Section 1.3(b), each Investor hereby appoints the Chairman of the Board and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to shares of Company Common Stock owned by such Investor or any of its Permitted Transferees or over which such Investor or any of its Permitted Transferees has voting control to be voted in accordance with Section 1.3(b). This proxy and power of attorney is given to secure the performance of the duties of such Investor under this Agreement. Each Investor hereby agrees that it shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy; this proxy and power of attorney granted by such Investor shall be irrevocable during the term of this Agreement (but subject to Section 1.3(b)), shall be deemed to be coupled with an interest sufficient under Applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Investor with respect to shares of Company Common Stock. The power of attorney granted by each Investor herein is a durable power of attorney and shall survive the dissolution or bankruptcy of such Investor.

1.4 Board Committees

(a) At any time when at least one (1) Walgreens Director is a member of the Board, each committee of the Board shall include (to the extent that a Walgreens Director elects to serve on such committee), as a full member with the same voting and other privileges as other members of such committee, at least one (1) Walgreens Director, subject to such Walgreens Director meeting the applicable eligibility requirements for such committee mandated by Applicable Law or the charter of such committee; provided, that to the extent more than one (1) Walgreens Director shall meet such eligibility requirements, WBA shall determine which such one (1) Walgreens Director shall be entitled to be included as a member of such committee.

(b) Until no Walgreens Director serves as a director on the Board (and WBA either no longer has any rights under this Article I to designate any Walgreens Designee to serve on the Board or irrevocably waives any such rights), the Company shall not amend the charter, bylaws or any other organizational documents of the Company, or the charter or other governing documents of any committee of the Board, in any manner that, either directly or indirectly through impact or effect, adversely and disparately affects the ability of any Walgreens Director to be a member of any such committee.

(c) Notwithstanding anything to the contrary in this Section 1.4, no Walgreens Director shall be entitled to serve on any ad hoc, special or similar committee established by the Board to consider a matter with respect to which the Board has determined in good faith, following consultation with outside counsel to the Company, that WBA or its Affiliates (expressly including Walgreens Boots Alliance Development GmbH), or such particular Walgreens Director, as applicable, has a conflict with respect to such matter.

1.5 Termination of Board Designation Rights. Promptly upon the occurrence of the Walgreens Investor Rights Termination Event, all obligations of the Company with respect to the Investors and any Walgreens Director or Walgreens Designee pursuant to this Article I (other than Section 1.1(f)) shall terminate and unless otherwise consented to by a majority of the members of the Board (in each case, excluding Walgreens Directors, if any) the Investors shall cause any Walgreens Directors to immediately resign from the Board. Promptly upon the occurrence of the Walgreens Investor Rights Step-Down Event, to the extent there is more than one (1) Walgreens Director, unless otherwise consented to by a majority of the members of the Board (in each case, excluding Walgreens Directors, if any), the Investors shall cause one (1) Walgreens Director to immediately resign from the Board.

1.6 Information Rights.

(a) For the avoidance of doubt, subject to Applicable Law, prior to a Walgreens Investor Rights Termination Event, the Company and its Subsidiaries will prepare and provide, or cause to be prepared and provided, to each Walgreens Director (in his or her capacity as such) any materials or other information prepared for or given to any other member of the Board (excluding any such materials or other information prepared for and given to solely the Chief Executive Officer and no other member of the Board), as and when prepared for or given to any such other member, or any other materials or other information relating to the management, operations and finances of the Company and its Subsidiaries as and when generally provided to directors of the Company or as and when reasonably requested by such Walgreens Director (in his or her capacity as such). Each Walgreens Director shall be bound by and subject to the same confidentiality obligations as each other director of the Company.

(b) During the Walgreens Investor Rights Period:

(i) The Company and its Subsidiaries will prepare and provide, or cause to be prepared and provided, to WBA:

(A) within the time periods applicable to the Company under Section 13(a) or 15(d) of the Exchange Act (or if the Company is at any time not subject to Section 13(a) or 15(d) under the Exchange Act, the time periods that would be applicable to the Company if it were so subject) all quarterly and annual financial statements required to be contained in a filing with the Commission on Forms 10-Q and 10-K; and

(B) within thirty (30) days after the end of each monthly accounting period in each fiscal quarter, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such monthly period, and the unaudited consolidated statements of operations of the Company and its Subsidiaries for each such monthly period and for the current fiscal year to date.

(ii) The Company will consider and respond in good faith to reasonable requests for information, to the extent already existing or that can be prepared without excessive cost or management time, regarding the Company and its Subsidiaries from WBA (to the extent such requests are made in its capacity as a direct or indirect stockholder of the Company and to the extent such requests are made by the Chief Executive Officer, Executive Chairman, Chief Financial Officer or Controller of WBA), it being understood that the Company shall have discretion as to (1) whether or not to provide, in whole or in part, any such requested information and (2) whether or not to impose restrictions on WBA with respect to the types or categories of Representatives to whom such information may be disclosed (including, for example, requiring that any such information only be disclosed to corporate staff of WBA, and not to employees with operational responsibility), in each case in light of the nature of the request and the facts and circumstances at the time. Without limiting the generality of the foregoing, the Company and its Subsidiaries will not be required to provide any such information if (i) the Company determines that such information is competitively sensitive, (ii) the Company determines in good faith that providing such information would adversely affect the Company (taking into account the nature of the request and the facts and circumstances at such time) or (iii) providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any person or (C) would violate any Applicable Law; provided, that, with respect to clauses (i)-(iii), the Company uses reasonable efforts, and cooperates in good faith with WBA, to develop and implement reasonable alternative arrangements to provide WBA (and its Representatives) with the intended benefits of this Section 1.6.

(c) In furtherance and not in limitation of the foregoing, during the Walgreens Investor Rights Period, the Company and its Subsidiaries will use its commercially reasonable efforts to prepare and provide, or to cause to be prepared and provided, including, if requested and reasonably available, in electronic data format, to WBA, or to assist WBA with preparing (at the expense of WBA), in a reasonably timely fashion upon reasonable prior request by WBA, any (A) financial information (including those described in clauses (A)-(B) of Section 1.6(b)(i)) or other data relating to the Company and its Subsidiaries and (B) any other relevant information or data, in each case to the extent necessary, as reasonably determined in good faith by WBA, for WBA, to (x) comply with GAAP or IFRS, as applicable, or to comply with its reporting, filing, tax, accounting or other obligations under Applicable Law or (y) apply the equity method of accounting, in the event WBA, is required to account for its investment in the Company under the equity method of accounting under GAAP or IFRS, as applicable, and agrees to use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to cooperate in good faith with such Investor in connection with the foregoing; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event will WBA or its Affiliates disclose (including by reflecting such information on their financial statements) any financial information or other financial data provided to WBA pursuant to this Section 1.6 prior to the Company first publicly disclosing such information in its ordinary course of business, other than pursuant to the terms of Section 1.6(d)(i) or Section 1.6(d)(iv) (solely to the extent required by subpoena, order or other compulsory legal process). WBA shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with any actions taken by the Company or any of its Subsidiaries pursuant to this Section 1.6(c).

(d) In furtherance of and not in limitation of any other similar agreement such party or any of its Representatives may have with the Company or its Subsidiaries, each of the Investors hereby agrees that all Confidential Information with respect to the Company shall be kept confidential by it and shall not be disclosed (including by reflecting such information on their financial statements) by it in any manner whatsoever, except as permitted by this Section 1.6(d). Any Confidential Information may be disclosed:

(i) by an Investor (x) to each other Investor, (y) to any of its Affiliates and (z) to such Investor’s or such Affiliate’s respective directors, managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (each of the Persons described in clauses (y) and (z)), collectively, for purposes of this Section 1.6(d) and the definition of Confidential Information, “Representatives” of such Investor), in the case of clause (y) and clause (z), solely if and to the extent any such Person needs to be provided such Confidential Information to assist such Investor or its Affiliates in evaluating or reviewing its existing or prospective direct or indirect investment in the Company, including in connection with the disposition thereof. Each Representative of an Investor shall be deemed to be bound by the provisions of this Section 1.6(d) and such Investor shall be responsible for any breach of this Section 1.6(d) (or such other agreement or obligation, as applicable) by any of its Representatives;

(ii) by an Investor or any of its Representatives to the extent the Company consents in writing;

(iii) by an Investor or any of its Representatives to a potential Transferee (so long as such Transfer is permitted hereunder); provided, that such Transferee agrees to be bound by the provisions of this Section 1.6(d) (or a confidentiality agreement having restrictions substantially similar to this Section 1.6(d)) and such Investor shall be responsible for any breach of this Section 1.6(d) (or such confidentiality agreement) by any such Transferee; and

(iv) by any Investor or any of its Representatives to the extent that such Investor or Representative has been advised by its outside counsel that such disclosure is required to be made by such Investor or Representative under Applicable Law or by a Governmental Authority, including as (and to the extent) may be required by Applicable Law or by a Governmental Authority in furtherance of any action taken by such Person not in contravention of the terms of Section 2.2(b)(ii), and in any case such Investor or Representative is not otherwise in material breach of Section 2.2 of this Agreement; provided, that prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Applicable Law, including, to the extent practicable and permitted by Applicable Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that such disclosing Investor or Representative, as the case may be, uses reasonable best efforts to disclose only that portion of the Confidential Information as is requested by the applicable Governmental Authority or as is, based on the advice of its outside counsel, legally required or compelled; and provided, further, that the parties hereto expressly agree that notwithstanding anything in the Alliance Boots Confidentiality Agreement, the Walgreens Confidentiality Agreement, or any other confidentiality agreement between or among the Company, the Investors or their Respective Affiliates or Representatives, to the contrary, any Confidential Information that is permitted to be disclosed or used in any manner pursuant to this Agreement can be so disclosed or used.

ARTICLE II

TRANSFERS; STANDSTILL PROVISIONS; PREEMPTIVE RIGHTS

2.1 Transfer Restrictions.

(a) Reserved.

(b) “Permitted Transfers” means, in each case so long as such Transfer is in accordance with Applicable Law:

(i) a Transfer of Shares to a Permitted Transferee of the applicable Investor, so long as such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee agrees to be an Investor for all purposes of this Agreement;

(ii) [reserved];

(iii) a Transfer of Shares in connection with an Acquisition Transaction approved by the Board (including if the Board (A) recommends that its stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition Transaction, or (B) does not recommend that its stockholders reject any such tender or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act);

(iv) a Transfer of Shares that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates, or a Transfer in accordance with Section 2.2(e); and

(v) a Permitted Distribution in Kind.

(c) Notwithstanding anything to the contrary contained herein, including Article IV (but subject in all cases to the other provisions of this Section 2.1), no Investor shall Transfer any Shares or other Voting Securities:

(i) other than in accordance with all Applicable Laws and the other terms and conditions of this Agreement;

(ii) except in a Permitted Transfer, (A) in one or more transactions in which any Person or Group, to such Investor’s knowledge, acquires Shares representing Beneficial Ownership of Company Common Stock equal to or in excess of five percent (5%) or more of the Total Voting Power or the Total Economic Interest or (B) (x) to any Person or Group (other than any Person who, to such Investor’s knowledge, is an Activist or Group that, to such Investor’s knowledge, includes an Activist) whose Beneficial Ownership of Company Common Stock, to such Investor’s knowledge, after giving effect to such Transfer, would equal or exceed ten percent (10%) or who would Beneficially Own ten percent (10%) or more of the Total Voting Power or Total Economic Interest or (y) to any Person who, to such Investor’s knowledge, is an Activist or Group that, to such Investor’s knowledge, includes an Activist, whose Beneficial Ownership of Company Common Stock, to such Investor’s knowledge, after giving effect to such Transfer, would equal or exceed five percent (5%) or who would Beneficially Own five percent (5%) or more of the Total Voting Power or Total Economic Interest;

(iii) except in a Permitted Transfer, on any given day in an amount (calculated in the aggregate together with all other transfers of all other Investors) greater than ten percent (10%) of the average daily trading volume of Company Common Stock for the twenty (20) trading day period immediately preceding the date of such Transfer; or

(iv) except in a Permitted Transfer, to any Prohibited Transferee; provided, however, that the restrictions of sub-clauses (ii)-(iii) of this Section 2.1(c) shall not apply to Transfers effected through (A) a bona fide Underwritten Offering pursuant to an exercise of the registration rights provided in Article IV of this Agreement so long as the Investors effecting any such Transfers shall instruct the managing underwriter(s) of any such Underwritten Offering to exclude (as a Transferee) Prohibited Transferees from such Underwritten Offering or (B) a Block Trade effected on a registered basis or pursuant to Rule 144 under the Securities Act through a broker dealer, placement agent or other similar intermediary so long as the Investors effecting any such Transfers shall instruct the broker dealer, placement agent or other intermediary to exclude from such Block Trade (as a Transferee) both (x) Prohibited Transferees and (y) any Person or Group that would exceed the limitations of sub-clause (ii) of this Section 2.1.

(d) Any Transfer or attempted Transfer of Warrants or Shares or other Voting Securities in violation of this Section 2.1 shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company.

(e) In the event that a Transfer involves a Permitted Distribution in Kind, the Company will reasonably cooperate with WBA to facilitate such distribution in the manner reasonably requested by WBA and in compliance with the Securities Act and the Exchange Act, as applicable.

2.2 Standstill Provisions.

(a) During any time in which the Standstill Period is in effect, each of the Investors shall not, directly or indirectly, and shall not permit any of their Controlled Affiliates, directly or indirectly, to, without the prior written consent of, or waiver by, the Company:

(i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition (including through the acquisition of Beneficial Ownership) of, Equity Securities or Derivative Instruments of the Company, other than:

(A) Warrant Shares acquired by the Investors or 2021 Shares acquired by the Investors;

(B) Initial Open Market Shares acquired by the Investors;

(C) Additional Open Market Shares acquired by the Investors;

(D) as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company;

(E) acquisitions by an Investor in connection with the reinvestment of dividends or distributions (regular or otherwise) paid on any Equity Securities of the Company Beneficially Owned by such Investor (any Equity Securities of the Company acquired pursuant to any such reinvestment, the “Dividend Reinvestment Shares”);and

(F) pursuant to and in accordance with Section 2.1(b)(i), Section 2.1(b)(ii) or Section 2.3;

in the case of each of sub-clauses (B), (C), (E) and (F) above, solely to the extent that such acquisition would not, based on the most recently (as of the time of such acquisition) publicly available outstanding share count of Company Common Stock disclosed by the Company in an Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K (and, for the avoidance of doubt, taking into account, but without duplication, the definition of “Beneficial Ownership”), cause the collective Beneficial Ownership of Company Common Stock of the Investors, SP and the SP Investors, as a group, to exceed the Ultimate Standstill Level;

(ii) deposit any Voting Securities in a voting trust or similar Contract or agreement or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Voting Securities (in each case, other than (A) pursuant to Section 1.3(b) and Section 1.3(c), (B) otherwise to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company or (C) solely between or among, or to, as applicable, the Walgreens Investors, the Alliance Boots Investors and/or any of their respective Controlled Affiliates);

(iii) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless (1) such transaction is affirmatively publicly recommended or otherwise approved by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction or (2) such action is permitted by Section 2.1(b)(iii) or Section 2.1(b)(iv));

(iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person (other than any other Investor or any of its Controlled Affiliates) with respect to the voting of, any Voting Securities;

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vi) form, join or in any way participate in a Group (other than with its Permitted Transferee that is bound by the restrictions of this Section 2.2(a) or a Group that consists solely of the Investors and/or any of their respective Controlled Affiliates), with respect to any Voting Securities;

(vii) otherwise act, alone or in concert with others, to seek to Control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act to the extent in its capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing; or

(ix) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

it being understood and agreed that neither this Section 2.2 nor Section 1.4(c) shall in any way limit (A) the activities of any Walgreens Director taken in good faith in his or her capacity as a director of the Company or (B) the full participation of any Walgreens Director in any Board (or Board committee, as applicable) discussions, deliberations, negotiations or determinations, or other actions or matters with respect to which any other members of the Board participate, regarding any Acquisition Proposal or any Acquisition Transaction; provided, that, with respect to this clause (B), in the case of any Walgreens Director that is a director, officer, employee or Affiliate of WBA or any of its Affiliates (1) such Acquisition Proposal or the Acquisition Proposal, if any, in respect of such Acquisition Transaction, respectively, is not made or submitted by WBA or any of its Affiliates and (2) WBA shall have committed to the Company in writing not to make (directly or through its Affiliates) a Qualifying Public Acquisition Proposal with respect to such Acquisition Proposal or Acquisition Transaction. In addition, each of the Investors shall not, directly or indirectly, and shall not permit any of their Controlled Affiliates, directly or indirectly, to, (x) contest the validity of this Section 2.2 or, subject to, and without limiting in any respect, Section 2.2(b), seek a waiver, amendment or release of any provisions of this Section 2.2 (including this sentence) (whether by legal action or otherwise) or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction or matter described in this Section 2.2.

(b) Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, including Section 2.2(a) hereof and Section 3.2 of the Framework Agreement, no Investor shall be prohibited or restricted from making and submitting, (i) to the Company and/or the Board, at any time, any Acquisition Proposal that is intended by such Investor, as applicable, to be made and submitted on a non-publicly disclosed or announced basis (which such Acquisition Proposal may, for the avoidance of doubt, include requests for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 2.2) and (ii) to the Company, the Board, and/or the Company’s stockholders, following any Acquisition Proposal received (or entered into) by the Company, the Board or the Company’s stockholders by any Person or Group other than any Alliance Boots Investor or any of its Affiliates, in the case of any Alliance Boots Investor, or any Walgreens Investor or any of its Affiliates, in the case of any Walgreens Investor, respectively, that is, was or becomes, publicly disclosed or announced (including as a result of being approved by the Board or otherwise the subject of any agreement, Contract or understanding with the Company) (the “Original Public Acquisition Proposal”), a Qualifying Public Acquisition Proposal on a publicly disclosed and announced basis (which such Qualifying Public Acquisition Proposal may, for the avoidance of doubt, include requests for the Company and/or the Board to waive, amend or provide a release of any provision of this Section 2.2), or from taking any other action, whether or not otherwise restricted by Section 2.2(a), in connection with evaluating, making, submitting, negotiating, effectuating or implementing any such Qualifying Public Acquisition Proposal (or any amendment, supplement or modification thereto); provided, that, in the case of this sub-clause (ii), the right of such Investor to evaluate, make, submit, negotiate, effectuate or implement a Qualifying Public Acquisition Proposal on a publicly disclosed and announced basis shall terminate with respect to the Original Public Acquisition Proposal if such Original Public Acquisition Proposal is publicly withdrawn (or terminated) (for the avoidance of doubt, an amendment, supplement or modification to, or replacement Acquisition Proposal in respect of, such Original Public Acquisition Proposal, shall not be deemed to be a withdrawal (or termination)) before such Investor initially publicly discloses or announces such Qualifying Public Acquisition Proposal; provided, further, that the immediately preceding proviso shall not prohibit or restrict such Investor from continuing, amending, supplementing or modifying, publicly or otherwise, any such Qualifying Public Acquisition Proposal that was initially publicly disclosed or announced prior to the public withdrawal (or termination) of the Original Public Acquisition Proposal, or limit in any respect the rights of such Investor with respect to any subsequent Original Public Acquisition Proposal (whether or not made by the same Person or Group, and whether or not related in any manner to any previously withdrawn (or terminated) Original Public Acquisition Proposal).

(c) “Standstill Period” shall mean the period beginning on the date hereof and ending upon the later of (x) two (2) years from the date of this Agreement and (y) the date that is eighty-nine (89) days (or one day less than such lesser period as may be applicable under the Company’s advance notice bylaws as in effect from time to time) after no Walgreens Director serves as a director on the Board (and WBA either no longer has any rights under Article I to designate any Walgreens Designee to serve on the Board or irrevocably waives any such rights).

(d) As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to any Acquisition Proposal, the Company shall advise WBA in writing of the receipt of such Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, and provide to WBA a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or Group making such Acquisition Proposal, request or inquiry) and a copy of all substantive (or otherwise material) documentation and correspondence relating thereto. Thereafter, the Company shall keep WBA apprised of any related substantive (or otherwise material) developments, discussions and negotiations (including providing WBA with a copy of all substantive (or otherwise material) documentation and correspondence relating thereto) on a reasonably current basis. The Company agrees that it shall promptly provide WBA any substantive (or otherwise material) non-public information concerning the Company that may be provided to any other Person or Group in connection with any such Acquisition Proposal, request or inquiry which has not previously been provided to WBA and WBA agrees that it will keep any such information confidential in accordance with the terms of Section 1.6.

(e) If (i) the Company engages in any share repurchases or series of related share repurchases (whether through self-tender, open market transactions or otherwise) that have the effect of causing the collective Beneficial Ownership of Company Common Stock of the Investors, SP and the SP Investors, as a group, to exceed the Ultimate Standstill Level (a “Share Repurchase Ownership Event”) or (ii) following exercise of either of the Warrants (in whole or in part) the collective Beneficial Ownership of Company Common Stock of the Investors, SP and the SP Investors, as a group, exceeds the Ultimate Standstill Level (a “Warrant Exercise Ownership Event”), then, subject to Applicable Law, following receipt by WBA of a written notice from the Company delivered no later than on the tenth (10th) Business Day following such Share Repurchase Ownership Event or Warrant Exercise Ownership Event, as applicable, (x) notifying WBA of such Share Repurchase Ownership Event or Warrant Exercise Ownership Event, as applicable (and including, in the case of a Share Repurchase Ownership Event, current and reasonably detailed information with respect to such share repurchase(s) and, in all cases, the number of shares of Company Common Stock then outstanding in order to permit WBA to verify such Share Repurchase Ownership Event or Warrant Exercise Ownership Event, as applicable, and the calculations set forth in this Section 2.2(e)), (y) requesting that WBA engage in the transactions contemplated by this Section 2.2(e) and (z) irrevocably offering to WBA to consummate the transactions contemplated by this Section 2.2(e) (a “Sell Down Request”), WBA shall, on the Sell Down Date (as defined below), sell to the Company, at a purchase price per share (payable by the Company in cash) equal to the Thirty Day VWAP of Company Common Stock as of the closing of trading on such Business Day, such number of outstanding shares of Company Common Stock (to the extent actually owned by the Investors) as shall be necessary to cause the Investors’, SP’s and the SP Investors’ collective Beneficial Ownership of Company Common Stock not to exceed the Ultimate Standstill Level. The “Sell-Down Date” shall mean a date selected by WBA that is no later than the twelfth (12th) Business Day following WBA’s receipt of the Sell-Down Request; provided, however, that to the extent such sale would, in WBA’s reasonable judgment, based upon advice of outside counsel to WBA, require WBA, an Investor, SP, the SP Investors, any Walgreens Director or any of their respective Affiliates that has acquired Beneficial Ownership of any shares of Company Common Stock in the six (6) months preceding receipt of the applicable Sell Down Request (the “Acquisition”) to disgorge any profit from such sale pursuant to Section 16(b) of the Exchange Act, the Sell-Down Date shall be the earliest date determined by WBA in its reasonable judgment, based upon advice of outside counsel to WBA, on which such sale may be made without requiring any such disgorgement pursuant to Section 16(b) of the Exchange Act (and in any event no later than the twelfth (12th) Business Day after the seven (7) month anniversary of such Acquisition).

(f) During the Standstill Period, solely with respect to the Company, WBA (i) shall not amend, modify, waive or terminate or agree to any amendment, modification, waiver or termination of Sections 3.1(a)(i), 3.1(b) and 3.1(c) of the Walgreens Shareholders Agreement (the “Relevant Sections”) (including any amendment or modification of the definition of any defined term used in such Sections) and (ii) shall, including in the event of a breach thereof by SP or an SP Investor, take all actions reasonably within its control to seek to enforce the Relevant Sections to the fullest extent permissible under Applicable Law. WBA represents and warrants to the Company that (A) it has made available to the Company a complete and correct copy of the Walgreens Shareholders Agreement, including all amendments thereto, (B) the Walgreens Shareholders Agreement is in full force and effect, (C) WBA has not waived or failed to enforce any rights or benefits under the Relevant Sections with respect to the Company and (D) to the knowledge of WBA, neither SP nor the SP Investors is in breach or default under the Relevant Sections with respect to the Company. To the knowledge of WBA, there has occurred no event giving (with or without notice or lapse of time or both) to any person any right of termination, amendment or cancellation of the Relevant Sections with respect to the Company. Upon knowledge of any breach or default by SP or the SP Investors, or expiration or termination by its terms or otherwise, of the Relevant Sections with respect to the Company, WBA shall, as promptly as practicable (but in any event within 48 hours), notify the Company.

(g) Notwithstanding anything to the contrary, nothing in this Agreement or any other Transaction Document shall prevent or restrict the ability of any Investor to acquire or Transfer among Investors subject to compliance with Section 2.2(b) Derivative Instruments for the purpose of engaging in “hedging” or other similar transactions in connection with acquiring (x) the Initial Open Market Shares, (y) during any period that Additional Open Market Shares could otherwise be purchased, the Additional Open Market Shares or (z) the 2021 Shares. In no event will the notional amount of shares underlying any such Derivative Instruments exceed, at any time (1) in the case of Derivative Instruments used for the purpose of engaging in “hedging” or other similar transactions in connection with acquiring the Initial Open Market Shares, the total number of Initial Open Market Shares which the IOMS Rights Holder could purchase at such time, (2) in the case of Derivative Instruments used for the purpose of engaging in “hedging” or other similar transactions in connection with acquiring the Additional Open Market Shares, the total number of Additional Open Market Shares which the Investors could purchase at such time or (3) in the case of Derivative Instruments used for the purpose of engaging in “hedging” or other similar transactions in connection with acquiring the 2021 Shares, 2,000,000 shares.

2.3 Preemptive Rights.

(a) The Company hereby grants to WBA (the “Pre-Emptive Stockholder”) the right, subject to Applicable Law, to purchase (and/or to designate one or more Permitted Transferees of WBA to purchase (subject to Section 2.1(b) and so long as any such Permitted Transferee, to the extent it has not already done so, executes a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Permitted Transferee, agrees to be an Investor for all purposes of this Agreement)) the Pre-Emptive Stockholder’s Pro Rata Portion of any Equity Securities (collectively, the “New Securities”) that the Company may from time to time propose to issue (other than in Permitted Transactions); provided, that, for the avoidance of doubt, (i) such Pro Rata Portion of any New Securities shall not increase the total number of New Securities issued or proposed to be issued, other than (x) in the case of New Securities issued as consideration for the consummation by the Company of a merger, consolidation or acquisition of any business, or any other business combination or (y) in any other issuance in the form of an Underwritten Offering or other registered public offering (including a block trade), in which case, if the Pre-Emptive Stockholder elects to purchase its Pro Rata Portion of the New Securities, the total number of New Securities issued in connection with such transaction shall be increased by such Pro Rata Portion (the “Proposed Issuance Increase”), and (ii) no Proposed Issuance (including (x) any issuance of New Securities to the Pre-Emptive Stockholder (and/or its designees) and (y) any Proposed Issuance Increase pursuant to the immediately preceding clause (i)) completed in compliance with this Section 2.3 shall be applied in a circular manner to this Section 2.3 so as to result in duplicative or iterative pre-emptive rights.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance described in subsection (a) above (“Proposed Issuance”) to WBA no later than five (5) Business Days prior to such issuance (or if such notice period is not reasonably possible under the circumstances, such prior written notice as is reasonably possible). The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and description of the New Securities proposed to be issued and the percentage of the Company’s outstanding Equity Securities such issuance would represent;

(ii) the proposed issuance date; and

(iii) the cash purchase price per New Security (and/or, if applicable, reasonably detailed information with respect to any non-cash consideration proposed to be received by the Company in respect of such proposed issuance, in order to permit the Pre-emptive Stockholder to evaluate the Market Price (in the case of securities) and/or Fair Market Value (as defined in Warrant 1) (in the case of any other property) of any such non-cash consideration); provided, however, that in the event the Proposed Issuance is in the form of an Underwritten Offering or other registered public offering (including a block trade), the Issuance Notice may in lieu of a specific number of New Securities or a specific price, include a range (established, in the case of an Underwritten Offering, based upon information provided by the underwriter for such Underwritten Offering) within which the number of New Securities (the “Issuance Size Range”) and cash purchase price per New Security is expected to fall (the “Purchase Price Range”).

(c) The Pre-emptive Stockholder shall for a period of (i) if the Issuance Notice sets forth a fixed number of New Securities and a cash purchase price per New Security (and not an Issuance Size Range or a Purchase Price Range), five (5) Business Days (or such shorter period if the Issuance Notice was sent by the Company in accordance with the first sentence of subsection (b) above less than five (5) Business Days prior to the proposed issuance date, but in no event less than one (1) Business Day) following the receipt of an Issuance Notice (the “Fixed Price Exercise Period”) have the right to elect to purchase (and/or to designate any Permitted Transferee of WBA to purchase) or (ii) if the Issuance Notice sets forth an Issuance Size Range or a Purchase Price Range pursuant to Section 2.3(b)(iii), five (5) Business Days (or such shorter period if the Issuance Notice was sent by the Company in accordance with the first sentence of subsection (b) above less than five (5) Business Days prior to the proposed issuance date, but in no event less than one (1) Business Day) following the receipt of an Issuance Notice, shall have the right to deliver a non-binding indication of interest as to the number of New Securities that WBA or any Permitted Transferee would be interested in purchasing at one or more prices within the Purchase Price Range and, if WBA or its Permitted Transferee delivers such a non-binding indication of interest, within three (3) Business Days after the later of the issuance date and receipt by the WBA of a notice specifying the actual number of New Securities and price per New Security issued by the Company, shall have the right to elect to purchase (and/or to designate any Permitted Transferee of WBA to purchase) (which election may be for less than, more than or the same number of New Securities as WBA or its Permitted Transferee indicated in its corresponding non-binding indication of interest, as described in subsection (a) above) its Pro Rata Portion of the New Securities, at an all-cash purchase price per New Security (the “Per Security Offering Price”) equal to: (1) in the case of all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the cash purchase price per New Security set forth in the Issuance Notice (or, in the event that the Issuance Notice sets forth a Purchase Price Range pursuant to Section 2.3(b)(iii) above, at the actual cash purchase price per New Security at which the New Securities are sold in the applicable public offering) or (2) in the case of consideration other than all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the per New Security price derived from the aggregate Market Price of all consideration proposed to be received by the Company that is securities and the aggregate Fair Market Value of all consideration (including cash) proposed to be received by the Company other than securities, in each case as of the date of receipt of such Issuance Notice; provided, however, that, in the case of New Securities issued as consideration for the consummation by the Company of a merger, consolidation or acquisition of any business, or any other business combination, the per New Security price shall be derived from the valuation methodology used by the Board in determining the value of the New Securities for purposes of establishing the consideration to be paid pursuant to such merger, consolidation, acquisition or business combination. The Pre-emptive Stockholder may exercise its election by delivering a written notice to the Company during the Exercise Period. Such notice must indicate the specific amount of New Securities that the Pre-emptive Stockholder desires to purchase (and/or designate others to purchase, as described above) and may not be conditioned in any manner not also available to other potential purchasers of the Proposed Issuance. The Pre-emptive Stockholder, if so exercising its election (the “Exercising Stockholder”), shall be entitled and obligated to purchase, or to cause such other persons it may have designated in accordance with this Section 2.3 to purchase, that portion of the New Securities so offered to the Pre-emptive Stockholder specified in the Pre-emptive Stockholder’s notice on the terms and conditions set forth in the Issuance Notice. The failure of the Pre-emptive Stockholder to exercise its election during the Exercise Period shall be deemed a waiver by the Pre-emptive Stockholder of its rights under this Section 2.3 with respect to such Proposed Issuance. The closing of any purchase by the Pre-emptive Stockholder (and/or any of its designees) shall be consummated (i) concurrently with the consummation of the Proposed Issuance or (ii) if the Issuance Notice sets forth an Issuance Size Range or Purchase Price Range pursuant to Section 2.3(b)(iii), on the second Business Day following receipt of WBA’s election to purchase (and/or to designate any Permitted Transferee of WBA to purchase) in compliance with this paragraph (c); provided, however, that the closing of any purchase by the Pre-emptive Stockholder (and/or any of its designees) may be extended beyond the closing of the consummation of the Proposed Issuance to the extent necessary to obtain required Governmental Approvals, but for the avoidance of doubt the Company shall not be required to delay or extend the closing of the other portion of the Proposed Issuance to the extent not subject to such Governmental Approval requirement (and, subject to Section 3.1 of the Framework Agreement, the Company and the Investors shall use their respective reasonable best efforts to obtain such Governmental Approvals) and/or to finally determine any required calculations of Market Price and/or Fair Market Value in accordance with the terms of such definitions.

(d) Subject to Section 2.3(g), if the Pre-emptive Stockholder (directly or through its designees) fails to purchase its allotment of the New Securities within the time period described in Section 2.3(c), the Company shall be free to complete the Proposed Issuance to the extent and with respect to which the Pre-emptive Stockholder failed to exercise the option set forth in this Section 2.3 on terms no less favorable to the Company (including with respect to consideration) than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced and it being understood that in connection with any Underwritten Offering or other registered public offering (including a block trade) in which the Issuance Notice contains an Issuance Size Range or a Purchase Price Range, the Company shall be free to complete the Proposed Issuance at any number of New Securities within the Issuance Size Range and at any price to the public that falls within the Purchase Price Range); provided, that such Proposed Issuance is closed within sixty (60) Business Days after the expiration of the Exercise Period (subject to the extension of such sixty (60) Business Day period for a reasonable time not to exceed an additional sixty (60) Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not completed (in whole or in part) such Proposed Issuance within such time period, the Company shall not thereafter issue or sell any such New Securities without first again offering such securities to the Pre-Emptive Stockholder in accordance with the procedures set forth in this Section 2.3.

(e) Upon the issuance of any New Securities in accordance with this Section 2.3, the Company shall deliver to the Exercising Stockholder (and/or any of its designees) certificates evidencing the New Securities, which New Securities shall be issued free and clear of any liens, other than liens or encumbrances created by the Transaction Documents, arising as a matter of Applicable Law or created by or at the direction of any of the Investors or any of their respective Affiliates, and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to such purchasers and after payment of the Per Security Offering Price therefor, duly authorized, validly issued, fully paid and non-assessable. The Exercising Stockholder shall deliver or cause to be delivered to the Company the aggregate Per Security Offering Price for the New Securities purchased by it (and/or such designees) by certified or bank check or wire transfer of immediately available funds. In the event that a Proposed Issuance shall be terminated or abandoned by the Company without the issuance of any New Securities, then the Pre-emptive Stockholder’s rights pursuant to this Section 2.3 shall also terminate as to such Proposed Issuance.

(f) For the avoidance of doubt, the aggregate New Securities issued to the Exercising Stockholder and its designees hereunder may equal but shall not exceed the aggregate Pro Rata Portion of the New Securities of all the Investors.

(g) In the event that the Company has been advised by its outside counsel that the issuance of New Securities in full to the Pre-emptive Stockholder pursuant to this Section 2.3 would require the approval of the Company’s stockholders under Applicable Law, including the rules of the New York Stock Exchange, (i) the excess amount of such New Securities to the extent otherwise triggering such stockholder approval requirement will be excluded from the total number of New Securities that the Pre-emptive Stockholder would otherwise have a right to purchase pursuant to this Section 2.3 (such excess amount of New Securities, the “Excluded New Securities”) and (ii) the Pre-emptive Stockholder shall instead be permitted (in its sole discretion) to acquire (and/or any Permitted Transferee of WBA to purchase, as described in subsection (a) above), in one or more open market transactions, up to a number of shares of Company Common Stock, that would, in the aggregate, result, after giving effect to such open market transactions (and ignoring other intervening events), in the Pre-emptive Stockholder’s (and/or such designee(s)’), as applicable, Beneficial Ownership of Company Common Stock being equal to what the Pre-emptive Stockholder’s (and/or such designee(s)’), as applicable, Beneficial Ownership of Company Common Stock would have been had New Securities been issued in full pursuant to this Section 2.3 to the Pre-emptive Stockholder (and/or such designee(s)) in the absence of such stockholder approval requirement (such shares of Company Common Stock purchasable pursuant to this Section 2.3(g)(ii), the “Replacement Pre-emptive Shares”).

2.4 Outside Activities.

(a) Subject to the provisions of Section 1.6 of this Agreement and Section 3.6 of the Framework Agreement, any Investor and any of its Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person.

(b) The Company shall have no rights by virtue of this Agreement in and to such investments, business ventures or Persons or the income or profits derived therefrom.

(c) The pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest or breach of fiduciary or other duty in respect of the Company, its Subsidiaries or the Investors. None of the Investors or any of its Affiliates shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and any Investor and any of its Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; provided, that a Walgreens Director who is offered an investment or business opportunity in his or her capacity as a member of the Board shall be obligated to communicate such opportunity to the Company, in which case such Walgreens Director, the Investors and their respective Affiliates (expressly including WBAD), respectively, shall not be permitted to pursue such opportunity unless (i) the Board determines not to do so or (ii) such Walgreens Director, the Investors or any of their respective Affiliates (expressly including WBAD) learn of such opportunity other than as a result of such Walgreens Director being offered such opportunity in his or her capacity as a member of the Board.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Investors. Each Investor, on behalf of itself and not any other Investor, hereby represents and warrants to the Company as follows as of the date hereof (or, if applicable, as of the date the joinder agreement pursuant to which such Investor shall have become a party to this Agreement):

(a) Such Investor Beneficially Owns and owns of record the number of shares of Company Common Stock as listed on Annex A (or, in the case of a joinder agreement, as listed on an annex to such joinder agreement) opposite such Investor’s name and such shares constitute all of the Equity Securities and Derivative Instruments of the Company Beneficially Owned or owned of record by such Investor.

(b) Such Investor has been duly formed, is validly existing and, where such concept is applicable, is in good standing under the laws of its jurisdiction of organization. Such Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of such Investor or (z) any contract or agreement to which such Investor is a party.

(d) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) Such Investor: (i) is acquiring or has acquired the Warrants and the Shares, as applicable, for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Warrants or Shares, as applicable, in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Warrants and the Shares, as applicable, and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Such Investor understands that the Company is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that the Warrants, the Warrant Shares and the 2021 Shares are not registered under the Securities Act or any other Applicable Law and that such Warrants, Warrant Shares and 2021 Shares may not be Transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other Applicable Law) or pursuant to an applicable exemption therefrom.

3.2 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors as follows:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Except as set forth in the Framework Agreement, the execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) Applicable Law, (y) the organizational documents of the Company (following any actions taken pursuant to Section 1.1(b)) or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3 Representations and Warranties of WBA. WBA hereby represents and warrants to the Company that neither SP nor any SP Investor nor any Person Controlled by SP or any SP Investor (other than Investors whose Beneficial Ownership is the subject of Section 3.1(a)) Beneficially Owns any shares of Company Common Stock or any Derivative Instruments of the Company (other than indirectly through their Beneficial Ownership of WBA or Walgreens).1

ARTICLE IV

REGISTRATION

4.1 Demand Registrations.

(a) From and after the date hereof, subject to the terms and conditions hereof (x) solely during any period that the Company is then-ineligible under Applicable Law to register Registrable Securities on Form S-3 or, if the Company is so eligible but has failed to comply with its obligations under Section 4.3 or (y) following the expiration of the Company’s obligation to keep the Shelf Registration Statement continuously effective pursuant to Section 4.3(c), but only if there is no Shelf Registration Statement then in effect, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make an unlimited number of written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders that equals or is greater than the Registrable Amount (a “Demand Registration” and such registration statement, a “Demand Registration Statement”). Thereupon, the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 4.1(b), but subject to Section 4.1(g); and

(iii) all shares of Company Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 4.1, but subject to Section 4.1(g); all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Company Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Shareholder(s). Within ten (10) days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten (10) days after the Company’s notice required by this paragraph has been given, subject to Section 4.1(g). Each such written request shall comply with the requirements of a Demand as set forth in this Section 4.1(b).

[1]	Note to Draft: To be confirmed.

(c) A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Shareholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 4.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within six (6) months of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 4.2 (subject to Section 4.2(b)) and at least fifty percent (50%) of the number of Registrable Securities requested by such Demand Shareholders to be included in such Demand Registration were included, (B) within six (6) months of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement) or (C) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable.

(f) The Company shall be entitled to (1) postpone (upon written notice to the Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration, (2) cause any Demand Registration Statement to be withdrawn and its effectiveness terminated and (3) suspend the use of the prospectus forming the part of any registration statement, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that, subject to Applicable Law, it shall keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Shareholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Shareholders on the basis of the number of such Registrable Securities requested to be included by such Demand Shareholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Shareholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

(i) If any Demand Shareholder so elects, a Demand Registration may involve a Permitted Distribution in Kind, and the Company will reasonably facilitate such distribution in the manner reasonably requested by such Demand Shareholder and in compliance with the Securities Act and the Exchange Act, as applicable.

4.2 Piggyback Registrations.

(a) From and after the date hereof, subject to the terms and conditions hereof, whenever the Company proposes to register any Company Common Stock (or any other securities that are of the same class or series as any Registrable Securities that are not shares of Company Common Stock) under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) on a Shelf Registration Statement or (iv) pursuant to Section 4.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Shareholders prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Company Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Company Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 4.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Shareholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have shares of Company Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of shares of Company Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Company Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Company Common Stock (or other securities, as applicable) sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Company Common Stock to be sold by the Company and (D) fourth, other shares of Company Common Stock proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 4.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Company Common Stock (or other securities, as applicable) as set forth in this Section 4.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Company Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that, if permitted pursuant to Section 4.1, the Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 4.1.

4.3 Shelf Registration Statement.

(a) From and after the date hereof, subject to the terms and conditions hereof, and further subject to the availability of a registration statement on Form S-3 or any successor form thereto (“Form S-3”) to the Company, any of the Demand Shareholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Shareholders that equals or is greater than the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto.

(b) Within ten (10) days after receipt of a Shelf Notice pursuant to Section 4.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement, including a Permitted Distribution in Kind, by delivering to the Company a written request to so participate within ten (10) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 4.3(d), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) three (3) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which the Investors’ collective Beneficial Ownership of Company Common Stock falls below five percent (5.0%); provided, that the Company’s obligations under this Section 4.3(c) shall cease after completion of the fifth (5th) Shelf Offering by the Investors (taking into account the time periods described in Section 4.1(c) as if such Shelf Offering were a Demand Registration).

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that it shall, subject to Applicable Law, keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(e) After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) At any time that a Shelf Registration Statement is effective, if any Demand Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all of part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall amend or supplement the Shelf

Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 4.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Shareholder(s) shall also deliver the Take-Down Notice to all other Demand Shareholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Shareholder(s) and the Company within five (5) days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Shareholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Shareholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 4.1(g). Except as otherwise expressly specified in this Section 4.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article IV as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 4.1(e)(ii) and Section 4.1(g).

(g) If any Demand Shareholder so elects, a Shelf Offering may be in the form of a block sale to one or more financial institutions for resale pursuant to a Shelf Registration Statement (a “Block Trade”). If a Demand Shareholder wishes to engage in a Block Trade, the Demand Shareholder shall notify the Company five (5) Business Days prior to the day such Block Trade is to commence (unless a longer period is agreed to by the Demand Shareholder). The Company shall use commercially reasonable efforts to facilitate any Block Trade (which may close as early as two (2) Business Days after the date it commences) consistent with its obligations under this Article 4.

(h) If any Demand Shareholder so elects, a Shelf Offering may involve a Permitted Distribution in Kind, and the Company will reasonably facilitate such distribution in the manner reasonably requested by such Demand Shareholder and in compliance with the Securities Act and Exchange Act, as applicable.

4.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Shareholder still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

4.5 Holdback Agreements.

(a) Each Investor agrees to enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, plus an extension period, as may be proposed by the lead managing underwriter(s) to address FINRA regulations regarding the publishing of research, or such lesser period as is required by the lead managing underwriter(s).

(b) If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not effect any sale or distribution of Company Common Stock (or securities convertible into or exchangeable or exercisable for Company Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company), after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

4.6 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 4.1, Section 4.2 or Section 4.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article IV; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Shareholders which are including Registrable Securities in such registration (“Selling Shareholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Shareholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article IV, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering (including a Block Trade), promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Shareholders and each underwriter, if any, of the securities being sold by such Selling Shareholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Shareholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Shareholders;

(v) use commercially reasonable efforts to register or qualify or cooperate with the Selling Shareholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Shareholders and any underwriter of the securities being sold by such Selling Shareholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Shareholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Shareholders, except that the Company shall not for any such purpose be required to:

(A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified;

(B) subject itself to taxation in any such jurisdiction; or

(C) file a general consent to service of process in any such jurisdiction;

(vi) use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Company Common Stock) to be listed on each securities exchange on which shares of Company Common Stock are then listed;

(vii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(viii) enter into such agreements (including an underwriting agreement) in form, scope and substance as is customary in underwritten offerings of Company Common Stock by the Company and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable

Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its Subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, the same shall contain customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 4.9, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(ix) in connection with an Underwritten Offering (including a Block Trade), use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(x) make available for inspection by the Selling Shareholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Shareholders or underwriter (collectively, the “Inspectors”), financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 4.6(a)(x) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Shareholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xi) as promptly as practicable notify in writing the Selling Shareholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 4.6(a)(viii) cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Shareholder, promptly prepare and furnish to such Selling Shareholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 4.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiii) cooperate with the Selling Shareholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Shareholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xv) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company.

(b) The Company may require each Selling Shareholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Shareholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 4.6(a)(xi), such Selling Shareholder shall forthwith discontinue such Selling Shareholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.6(a)(x), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 4.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

4.7 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article IV, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 4.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Shareholders select the underwriters) (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by an Investor) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show”, other than any expense paid or payable by the underwriters and (f) reasonable and documented fees and disbursements of one counsel for all holders of Registrable Securities whose Registrable Securities are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Shareholders, in the case of a Shelf Offering, the Demand Shareholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the Company’s performance of its obligations under this Article IV, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on the primary securities exchange or over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholder’s Registrable Securities pursuant to any registration.

4.8 Miscellaneous. (a) Not less than ten (10) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to the Investors hereunder to any Person without the prior written consent of Investors Beneficially Owning a majority of the Company Common Stock then Beneficially Owned by all Investors.

4.9 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Shareholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Shareholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 4.9(a)) will reimburse each such Selling Shareholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Shareholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any other party expressly for use therein.

(b) In connection with any registration statement in which a Selling Shareholder is participating, without limitation as to time, each such Selling Shareholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 4.9(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Shareholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Shareholder shall be liable under this Section 4.9(b) for amounts in excess of the net proceeds received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Shareholder shall be required to make a contribution in excess of the amount received by such Selling Shareholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

4.10 Free Writing Prospectuses. No Investors shall use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities pursuant to this Article IV without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Investors may use any free writing prospectus prepared and distributed by the Company.

ARTICLE V

DEFINITIONS

5.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“2021 Shares” has the meaning set forth in the recitals.

“Acquisition” has the meaning set forth in Section 2.2(e).

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning thirty percent (30%) or more in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (b) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning thirty percent (30%) or more in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction (the “Pre-Transaction Stockholders”) Beneficially Owning less than seventy percent (70%) in interest of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); provided, that this clause (c) shall not apply if (1) such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Securities of the Company, (2) such acquisition does not result in a Person Group Beneficially Owning, directly or indirectly, a greater percentage of the outstanding Equity Securities (measured by either voting power or economic interest) of the Company than the Investors, as a group, and (3) the Pre-Transaction Stockholders continue to

Beneficially Own, directly or indirectly, at least 60% of the outstanding Equity Securities (measured by voting power and economic interest); (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute thirty percent (30%) or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company; or (iii) any liquidation or dissolution of the Company.

“Activist” means, as of any date of determination, a Person (other than an Investor) that has, directly or indirectly through its Affiliates, whether individually or as a member of a Group, within the five-year period immediately preceding such date of determination, (i) made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any equity securities of any issuer, including in connection with a proposed change of Control or other extraordinary or fundamental transaction, or a proposal for the election or replacement of directors, not approved (at the time of the first such proposal) by the board of directors of such issuer, (ii) called, or publicly sought to call, a meeting of the shareholders of any issuer or initiated any shareholder proposal for action by shareholders of any issuer, in each case not approved (at the time of the first such action) by the board of directors of such issuer, (iii) otherwise publicly acted, alone or in concert with others, to seek to Control or influence the management or the policies of any issuer (provided, that this clause (iii) is not intended to include the activities of any member of the board of directors of an issuer, with respect to such issuer, taken in good faith solely in his or her capacity as a director of such issuer), (iv) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act, or (v) publicly disclosed any intention, plan, arrangement or other Contract to do any of the foregoing.

“Additional Open Market Shares” has the meaning set forth in the Framework Agreement.

“Affiliate” has the meaning set forth in the Framework Agreement.

“Agreement” has the meaning set forth in the preamble.

“Alliance Boots” has the meaning set forth in the recitals.

“Alliance Boots Confidentiality Agreement” means the letter agreement, dated as of June 27, 2012, between AB Acquisitions Holdings Limited and the Company, as amended on January 23, 2013 and as further amended on March 18, 2013.

“Alliance Boots Investors” means (i) the Initial Alliance Boots Investors, (ii) any Permitted Transferee of any Initial Alliance Boots Investor that is Transferred Shares by such Initial Alliance Boots Investor in compliance with the terms of this Agreement, (iii) any Permitted Transferee of any of the Persons included in clause (ii) of this definition that is Transferred Shares by such Person in compliance with the terms of this Agreement, (iv) any Permitted Transferee of Walgreens that is a Transferee of Shares pursuant to Section 2.1(b)(ii), and (v) any Permitted Transferee of Alliance Boots that acquires New Securities or Replacement Pre-emptive Shares pursuant to Section 2.3; provided, that, for the avoidance of doubt, the FW JV shall be deemed to be a “Walgreens Investor” rather than a “Alliance Boots Investor.”

“Applicable Law” means, with respect to any Person, any federal, national, state, local, cantonal, municipal, international, multinational or SRO statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided, that, for the avoidance of doubt, neither SP nor any SP Investor shall be deemed to have, or to have acquired, Beneficial Ownership of any Equity Securities of the Company that are held by any investment fund or other Person in which SP or such SP Investor holds any interest or participation, provided that (x) neither SP nor any SP Investor exercises any influence over the investment decisions of such investment fund or Person, (y) such Equity Securities are held for passive investment purposes only and (z) such Equity Securities do not constitute more than 2% of the outstanding securities of any class of securities issued by the Company.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy of the Company then in effect and (ii) in the event that the Company determines in good faith that the registration would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (y) would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of up to seventy-five (75) days; provided, that a Blackout Period described in this clause (ii) may not occur more than twice in any period of eighteen (18) consecutive months.

“Board” has the meaning set forth in Section 1.1(a).

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” has the meaning set forth in the Framework Agreement.

“Confidential Information” means all information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) obtained by or on behalf of an Investor or its Representatives from the Company, its Affiliates or their respective Representatives, through the Beneficial Ownership of Equity Securities or through the rights granted pursuant hereto, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Investor, its Affiliates (expressly including WBAD) or their respective Representatives, (ii) was or becomes available to such Investor, its Affiliates (expressly including WBAD) or their respective Representatives on a non-confidential basis from a source other than the Company, its Affiliates or their respective Representatives, or any other Investor or its Representatives, as the case may be, provided, that the source thereof is not known by such Investor or such of its Affiliates (expressly including WBAD) or their respective Representatives to be bound by an obligation of confidentiality, or (iii) is independently developed by such Investor, its Affiliates (expressly including WBAD) or their respective Representatives without the use of any such information that would otherwise be Confidential Information hereunder. Subject to clauses (i)-(iii) above, Confidential Information also includes (a) all non-public information previously provided by the Company, its Affiliates or their respective Representatives under the provisions of any confidentiality agreement between the Company, the Investors or their respective Affiliates or Representatives, including the Confidentiality Agreements, including all information, documents and reports referred to thereunder, (b) subject to any disclosures permitted by Section 3.2 of the Framework Agreement, all non-public understandings, agreements and other arrangements between and among the Company and the Investors, and (c) all other non-public information received from, or otherwise relating to, the Company or its Subsidiaries.

“Confidentiality Agreements” means the Alliance Boots Confidentiality Agreement and the Walgreens Confidentiality Agreement.

“Contract” means any contract, lease, license, indenture, loan, note, agreement or other legally binding commitment, arrangement or undertaking (whether written or oral and whether express or implied).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, Controlled by the specified Person.

“conversion” has the meaning set forth in the definition of Equity Securities.

“convertible securities” has the meaning set forth in the definition of Equity Securities.

“Demand” has the meaning set forth in Section 4.1(a).

“Demand Registration” has the meaning set forth in Section 4.1(a).

“Demand Registration Statement” has the meaning set forth in Section 4.1(a).

“Demand Shareholder” means any Walgreens Investor or any Alliance Boots Investor, in either case that holds Registrable Securities.

“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities of the Company increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) other transactions hedge the economic effect of such interest.

“Dividend Reinvestment Shares” has the meaning set forth in Section 2.2(a)(i).

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (clauses (ii) and (iii), collectively “convertible securities” and any conversion, exchange or exercise of any convertible securities, a “conversion”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded New Security” has the meaning set forth in Section 2.3(g).

“Exercise Period” has the meaning set forth in Section 2.3(c).

“Exercising Stockholder” has the meaning set forth in Section 2.3(c).

“Fair Market Value” has the meaning set forth in Warrant 1.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 4.3(a).

“Framework Agreement” has the meaning set forth in the recitals.

“Free Writing Prospectus” has the meaning set forth in Section 4.6(a)(iv).

“FW JV” has the meaning set forth in the recitals.

“GAAP” has the meaning set forth in the Framework Agreement.

“Governance and Nominating Committee” means the Governance and Nominating Committee of the Company or any such successor committee.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving of notice to or registration with any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, national, state, local, cantonal, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, instrumentality or judicial or administrative body, or arbitrator or SRO, having jurisdiction over the matter or matters in question.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board, including (i) the International Financial Reporting Standards issued by the International Accounting Standards Board, (ii) the International Accounting Standards originally issued by the International Accounting Standards Committee, in the form adopted by the International Accounting Standards Board, (iii) the final interpretations issued by the International Financial Reporting Interpretations Committee and (iv) the final interpretations issued by the Standing Interpretations Committee, consistently applied, as in effect at the date of such financial statements or information to which it refers.

“Initial Alliance Boots Investors” means Alliance Boots and any Permitted Transferee of Alliance Boots that initially acquires any Warrant Shares, Initial Open Market Shares or Additional Open Market Shares; provided, that, for the avoidance of doubt, the FW JV shall be deemed to be an “Initial Walgreens Investor” rather than an “Initial Alliance Boots Investor.”

“Initial Open Market Shares” has the meaning set forth in the Framework Agreement.

“Initial Walgreens Investors” means Walgreens and any Permitted Transferee of Walgreens that initially acquires any Warrant Shares, Initial Open Market Shares or Additional Initial Open Market Shares.

“Inspectors” has the meaning set forth in Section 4.6(a)(x).

“Investor Indemnification Agreements” means each and every certificate, memorandum or articles of incorporation or association, bylaws, limited liability company operating agreement, limited partnership agreement and any other organizational document of, and each and every insurance policy maintained by any Investor or its Affiliates, as applicable, providing for, among other things, indemnification of and advancement of expenses for a Walgreens Director for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Investor Indemnitors” means any Investor or its Affiliates in their capacity as indemnitors to a Walgreens Director under the applicable Investor Indemnification Agreements.

“Investors” means the Walgreens Investors and the Alliance Boots Investors.

“Issuance Notice” has the meaning set forth in Section 2.3(b).

“Issuance Size Range” has the meaning set forth in Section 2.3(b)(iii).

“Losses” has the meaning set forth in Section 4.9(a).

“Majority Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) in interest of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute more than fifty percent (50%) of the consolidated assets, business, revenues, net income, assets or deposits of the Company.

“Market Price” has the meaning set forth in Warrant 1.

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 4.3(f).

“Maximum Board Size” has the meaning set forth in Section 1.3(a).

“Minority Acquisition Proposal” means any proposal, offer, inquiry or indication of interest (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to any transaction or series of related transactions involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning between thirty percent (30%) and fifty percent (50%) in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or any tender offer, exchange offer or other secondary acquisition that would result in any Person or

Group Beneficially Owning between thirty percent (30%) and fifty percent (50%) in interest of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than seventy percent (70%) but more than fifty percent (50%) in interest of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute between thirty percent (30%) and fifty percent (50%) of the consolidated assets, business, revenues, net income, assets or deposits of the Company.

“New Securities” has the meaning set forth in Section 2.3(a).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Authority.

“Original Public Acquisition Proposal” has the meaning set forth in Section 2.2(b).

“Other Demanding Sellers” has the meaning set forth in Section 4.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 4.2(b).

“Per Security Offering Price” has the meaning set forth in Section 2.3(c).

“Permitted Distribution in Kind” means, at any time that the common equity securities of WBA (or a successor thereto) are traded on NASDAQ, any other national stock exchange or the equivalent in any other country (including the London Stock Exchange), a pro rata distribution of all or any portion of the Shares or Voting Securities held by WBA or its Permitted Transferees to all stockholders of WBA (or such successor thereto); provided that no Person or Group, to the knowledge of WBA (or such successor thereto), would acquire in such distribution (without taking into account any other holdings of such Person or Group) Beneficial Ownership equal to or in excess of ten percent (10%) or more of the Total Voting Power or the Total Economic Interest.

“Permitted Transactions” shall include (a) issuances by the Company as a Company Common Stock dividend payable in shares of Company Common Stock or other Equity Securities of the Company, or upon any subdivision or split-up of the outstanding Equity Interests, (b) issuances of shares of Company Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, (c) conversions of convertible securities outstanding as of the date of the Framework Agreement and disclosed in Section 2.2(b) of the Framework Agreement in accordance with the terms of such convertible securities and (d) the exercise of the Warrants.

“Permitted Transferee” means, with respect to (x) any Walgreens Investor, WBA and any wholly owned Subsidiary of Walgreens or WBA, and the FW JV or (y) any Alliance Boots Investor, Alliance Boots and any wholly owned Subsidiary of Alliance Boots, and the FW JV, respectively; provided, that the FW JV may be a Permitted Transferee pursuant to clause (x) and clause (y) only if it is 100% Controlled by WBA, Walgreens and/or Alliance Boots; provided, further, that such Transferee would continue to qualify as a Permitted Transferee of the applicable Transferor if such Transfer were to take place as of any time of determination (and, in the event that such Transferee would no longer so qualify, such Transferee shall immediately Transfer back the Transferred securities to such Transferor and such Transfer shall, to the fullest extent permitted by law, be null and void ab initio, and the Company shall no longer, and shall instruct its transfer agent and other third parties to no longer, record or recognize such Transfer on the share register of the Company).

“Permitted Transfers” has the meaning set forth in Section 2.1(b).

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Registration” has the meaning set forth in Section 4.2(a).

“Piggyback Seller” has the meaning set forth in Section 4.2(a).

“Pre-emptive Stockholder” has the meaning set forth in Section 2.3(a).

“Pre-Issuance Ownership Percentage” has the meaning set forth in the definition of Pro Rata Portion.

“Prior Agreement” has the meaning set forth in the recitals.

“Pro Rata Portion” means, with respect to the Pre-emptive Stockholder, on any issuance date for New Securities, the number of New Securities equal to the product of (i) the total number of New Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock Beneficially Owned, in aggregate, by the Pre-emptive Stockholder and its Permitted Transferees immediately prior to such issuance (excluding, for this purpose, any then un-acquired Initial Open Market Shares) by (y) the total number of shares of Company Common Stock outstanding immediately prior to such issuance (such fraction, multiplied by 100, the Pre-emptive Stockholder’s “Pre-Issuance Ownership Percentage”); provided, however, that in the event that New Securities are issued as consideration for the consummation by the Company of a merger, consolidation or acquisition of any business, or any other business combination or the Issuance Notice specifies an Issuance Size Range or a Purchase Price Range, and, in either case, the Pre-emptive Stockholder exercises its preemptive right pursuant to Section 2.3, the Pro Rata Portion will be deemed to be the number of New Securities as are necessary for the Pre-emptive Stockholder to maintain its Pre-Issuance Ownership Percentage after giving effect to the issuance of such New Securities.

“Prohibited Transferee” means any Person set forth on Section S-5.1 of the Company Disclosure Letter.

“Proposed Issuance” has the meaning set forth in Section 2.3(b).

“Proposed Issuance Increase” has the meaning set forth in Section 2.3(a).

“Purchase Price Range” has the meaning set forth in Section 2.3(b)(iii).

“Qualifying Public Acquisition Proposal” means as it relates to any Original Public Acquisition Proposal under Section 2.2(b), any proposal, offer, inquiry or indication of interest (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Investor relating to (x) if the applicable Original Public Acquisition Proposal is a Minority Acquisition Proposal, (A) (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning one hundred percent (100%) in interest of the total outstanding shares of Company Common Stock (measured by voting power or economic interest), or any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning one hundred percent (100%) in interest of the total outstanding shares of Company Common Stock (measured by voting power or economic interest), or any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) in interest of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute all or substantially all of the consolidated assets, business, revenues, net income, assets or deposits of the Company or (B) a Minority Acquisition Proposal submitted or made by an Investor in response to any such Original Public Acquisition Proposal as a result of which, after giving effect to such Minority Acquisition Proposal, the collective Beneficial Ownership of Company Common Stock of the Investors, as a group, would be less than or equal to forty-nine percent (49%) of the total outstanding Company Common Stock, and (y) if the applicable Original Public Acquisition Proposal is a Majority Acquisition Proposal, an alternative Acquisition Proposal.

“Records” has the meaning set forth in Section 4.6(a)(x).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $250 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the applicable Requesting Shareholder(s); provided, that such lesser amount shall have an aggregate value of at least $100 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means, with respect to the Walgreens Investors or the Alliance Boots Investors, respectively, as of any date of determination, (a) (i) a number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of Initial Open Market Shares theretofore acquired by the Walgreens Investors or Alliance Boots Investors, respectively, plus (ii) an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the sum of (A) the aggregate number of New Securities that are shares of Company Common Stock issued to the Pre-Emptive Stockholder (or its designees) pursuant to Section 2.3 and theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, and (B) the aggregate number of Replacement Pre-emptive Shares theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, pursuant to Section 2.3(g), and plus (iii) an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of Dividend Reinvestment Shares theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, (b) a number of shares of Company Common Stock equal to the sum of the number of shares calculated in the foregoing sub-clause (a) plus an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate Additional Open Market Shares theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, (c) a number of shares of Company Common Stock equal to the sum of the number of shares calculated in the foregoing sub-clause (b) plus an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of Warrant 1 Shares theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, (d) a number of shares of Company Common Stock equal to the sum of the number of shares calculated in the foregoing sub-clause (c) plus (i) an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of Warrants 2 Shares theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively, and plus (ii) an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of shares of Company Common Stock then held by the Walgreens Investors or the Alliance Boots Investors, respectively, and not covered by the foregoing sub-clauses (a)-(c) or (d)(i) and (e) a number of shares of Company Common Stock equal to the sum of the number of shares calculated in the foregoing sub-clause (d) plus an additional number of shares of Company Common Stock held by the Walgreens Investors or Alliance Boots Investors, respectively, equal to the aggregate number of 2021 Shares. In addition, “Registrable Securities” shall also include any and all New Securities that are not shares of Company Common Stock issued to the Pre-Emptive Stockholder (or its designees) pursuant to Section 2.3 and theretofore acquired by the Walgreens Investors or the Alliance Boots Investors, respectively. In furtherance of establishing the appropriate number of Registrable Securities held by the Walgreens Investors and Alliance Boots Investors, respectively, in the event of any Transfer between Walgreens and/or any of its Permitted Transferees, on the one hand, and Alliance Boots and/or any of its Permitted Transferees, on the other hand, of any shares of Company Common Stock, Walgreens and Alliance Boots shall, in connection with any such Transfer, jointly designate such shares being Transferred (and therefore being acquired by the Transferee) as Initial Open Market Shares, New Securities issued to the Pre-Emptive Stockholder (or its designees) pursuant to Section 2.3, Replacement Pre-emptive Shares purchased pursuant to Section 2.3(g), Dividend Reinvestment Shares, Additional Open Market Shares, 2021 Shares, Warrant 1 Shares, Warrant 2 Shares or other shares of Company Common Stock, or any combination of the foregoing.

As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities if (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such securities have been otherwise transferred to any Person other than an Investor or its Permitted Transferees, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer have been delivered by the Company and subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any other securities laws then applicable or (iv) such securities shall cease to be outstanding.

“Relevant Sections” has the meaning set forth in Section 2.2(f).

“Replacement Pre-emptive Shares” has the meaning set forth in Section 2.3(g).

“Representatives” has the meaning set forth in Section 1.6(d).

“Requested Information” has the meaning set forth in Section 4.8(a).

“Requesting Shareholders” has the meaning set forth in Section 4.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sell Down Date” has the meaning set forth in Section 2.2(e).

“Sell Down Request” has the meaning set forth in Section 2.2(e).

“Selling Shareholders” has the meaning set forth in Section 4.6(a)(i).

“Share Repurchase Ownership Event” has the meaning set forth in Section 2.2(e).

“Shares” has the meaning set forth in the recitals.

“Shelf Notice” has the meaning set forth in Section 4.3(a).

“Shelf Offering” has the meaning set forth in Section 4.3(f).

“Shelf Registration Statement” has the meaning set forth in Section 4.3(a).

“SP” means Stefano Pessina.

“SPA” has the meaning set forth in the recitals.

“SP Investor” has the meaning set forth in the Walgreens Shareholders Agreement and also includes (i) any Permitted Transferee (as defined in the Walgreens Shareholders Agreement) of any SP Investor that is transferred Equity Securities of the Company by any SP Investor and (ii) any Permitted Transferee (as defined in the Walgreens Shareholders Agreement) of any of the persons included in clause (i) of this definition that is transferred Equity Securities of the Company by such person.

“SP Standstill Period” means the period beginning on the date on which SP is appointed to the Board and ending on the date that is eighty-nine (89) days (or one day less than such lesser period as may be applicable under the Company’s advance notice bylaws as in effect from time to time) after SP ceases to serve as a director on the Board.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) any other securities exchange.

“Standstill Period” has the meaning set forth in Section 2.2(c).

“Subsidiary” has the meaning set forth in the Framework Agreement.

“Take-Down Notice” has the meaning set forth in Section 4.3(f).

“Thirty Day VWAP” means, with respect to any security, as of any day, the volume weighted average price of such security for the thirty trading days ending on (and including) the trading day immediately prior to such day, as obtained from Bloomberg L.P. using the “Bloomberg definition” for calculation of “all day VWAP”.

“Total Economic Interest” means, as of any date of determination, the total economic interests of all Voting Securities then outstanding. The percentage of the Total Economic Interest Beneficially Owned by any Person as of any date of determination is the percentage of the Total Economic Interest of the Company that is represented by the total economic interests of all Voting Securities then Beneficially Owned by such Person, including pursuant to any Derivative Instruments and any swaps or any other agreements, transactions or series of transactions, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise.

“Total Voting Power” means, as of any date of determination, the total number of votes that may be cast in the election of directors of the Company if all Voting Securities then outstanding were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power Beneficially Owned by any Person as of any date of determination is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Securities then Beneficially Owned by such Person.

“Transaction Documents” has the meaning set forth in the Framework Agreement.

“Transaction Rights Agreement” has the meaning set forth in the recitals.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. “Transferor” means a Person that Transfers or proposes to Transfer; and “Transferee” means a Person to whom a Transfer is made or is proposed to be made. Notwithstanding the foregoing, any direct or indirect, voluntary or involuntary act contemplated by clause (i) or clause (ii) of the first sentence of this definition, by (a) any shareholder of Alliance Boots to any other Person of, or with respect to, as applicable, any Equity Securities of Alliance Boots, or (b) any stockholder of WBA to any other Person of, or with respect to, as applicable, any Equity Securities of WBA, shall not be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Ultimate Standstill Level” means thirty-one percent (31%).

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Unpaid Indemnitee Amounts” has the meaning set forth in Section 1.1(f).

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company.

“WBA” has the meaning set forth in the preamble.

“WBAD” means Walgreens Boots Alliance Development GmbH.

“Walgreens” has the meaning set forth in the recitals.

“Walgreens Confidentiality Agreement” means the letter agreement, dated as of July 6, 2012, between Walgreens and the Company, as amended on March 18, 2013.

“Walgreens Designee” means an individual designated in writing by WBA for election or appointment to the Board; provided, that the Walgreens Designee as of the date hereof shall be Ornella Barra and any subsequent Walgreens Designee may be an executive officer of WBA or any other individual.

“Walgreens Director” means a Walgreens Designee who has been elected or appointed to the Board.

“Walgreens Enhanced Investor Rights Period” shall mean the period beginning upon the occurrence of the Walgreens Investor Rights Step-Up Event and ending upon the occurrence of the Walgreens Investor Rights Step-Down Event.

“Walgreens Investor Rights Initiation Event” shall be deemed to occur upon the Investors collectively owning (directly or through any of their respective Permitted Transferees) five percent (5%) or more of the shares of Company Common Stock then issued and outstanding.

“Walgreens Investor Rights Initiation Event Notice” means a notice in writing from Walgreens to the Company (i) certifying that a Walgreens Investor Rights Initiation Event has occurred together with (ii) reasonable evidence that a Walgreens Investor Rights Initiation Event has occurred, including evidence of the Investors’ ownership of Company Common Stock.

“Walgreens Investor Rights Period” shall mean the period beginning upon the occurrence of the Walgreens Investor Rights Initiation Event and ending upon the occurrence of the Walgreens Investor Rights Termination Event.

“Walgreens Investor Rights Step-Down Event” shall be deemed to occur if, as of the end of any Business Day following the Walgreens Investor Rights Step-Up Event, the Investors collectively own (directly or through any of their respective Permitted Transferees) less than fourteen percent (14%) of the shares of Company Common Stock then issued and outstanding; provided, however, that the effect of any issuance of Equity Securities of the Company shall be disregarded for all purposes of the calculation set forth in this definition unless and until the Investors (or any of their respective Permitted Transferees) Transfers to a third party un-Affiliated with any Investor any shares of Company Common Stock subsequent to such issuance in question.

“Walgreens Investor Rights Step-Up Event” shall be deemed to occur upon the later to occur of (i) the exercise in full of Warrant 1 (as the number of Warrant 1 Shares may be reduced as a result of the acquisition of Additional Open Market Shares) and (ii) the acquisition in full by the Investors of the Initial Open Market Shares.

“Walgreens Investor Rights Step-Up Event Notice” means a notice in writing from Walgreens to the Company (i) certifying that a Walgreens Investor Rights Step-Up Event has occurred together with (ii) reasonable evidence that a Walgreens Investor Rights Step-Up Event Notice has occurred, including evidence of the Investors’ ownership of Company Common Stock.

“Walgreens Investor Rights Termination Event” shall be deemed to occur if, as of the end of any Business Day following the occurrence of the Walgreens Investor Rights Initiation Event, the Investors collectively own (directly or through any of their respective Permitted Transferees) less than five percent (5%) of the shares of Company Common Stock then issued and outstanding; provided, however, that the effect of any issuance of Equity Securities of the Company shall be disregarded for all purposes of the calculation set forth in this definition unless and until the Investors (or any of their respective Permitted Transferees) Transfers to a third party un-Affiliated with any Investor any shares of Company Common Stock subsequent to such issuance in question.

“Walgreens Investors” means (i) WBA, (ii) the Initial Walgreens Investors, (iii) any Permitted Transferee of WBA or any Initial Walgreens Investor that is Transferred Shares by WBA or such Initial Walgreens Investor in compliance with the terms of this Agreement, (iv) any Permitted Transferee of any of the Persons included in clause (iii) of this definition that is Transferred Shares by such Person in compliance with the terms of this Agreement, (v) any Permitted Transferee of Alliance Boots that is a Transferee of Shares pursuant to Section 2.1(b)(ii) and (vi) any Permitted Transferee of WBA that acquires New Securities pursuant to Section 2.3.

“Walgreens Shareholders Agreement” means the Walgreen Co. Shareholders Agreement, dated as of August 2, 2012, among Walgreens, SP, KKR Sprint (Europe II) Limited, KKR Spring (2006) Limited, KKR Sprint (KPE) Limited, Alliance Santé Participations S.A. and Kohlberg Kravis Roberts & Co. L.P., as amended prior to the date hereof.

“Walgreens Specified Designee” has the meaning set forth in Section 1.1(e).

“Warrant 1” has the meaning set forth in the Framework Agreement.

“Warrant 1 Shares” has the meaning set forth in the Framework Agreement.

“Warrant 2” has the meaning set forth in the Framework Agreement.

“Warrant 2 Shares” has the meaning set forth in the Framework Agreement.

“Warrant Exercise Ownership Event” has the meaning set forth in Section 2.2(e).

“Warrant Shares” means the Warrant 1 Shares and the Warrant 2 Shares.

“Warrants” has the meaning set forth in the recitals.

5.2 Interpretation. Whenever used: the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Annex, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles, Sections and Annexes of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means United States dollars. Any reference in this Agreement to any gender shall include all genders. Any reference to a wholly-owned Subsidiary of a Person shall mean such Subsidiary is directly or indirectly wholly owned by such Person. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Annexes, Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding shares of Company Common Stock or other Equity Interests of the Company by reason of stock or security dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of securities and the like, appropriate anti-dilution adjustments consistent with the anti-dilution provisions otherwise set forth in the Transaction Documents shall be made in the provisions of this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. With respect to each of the Warrant Shares, Initial Open Market Shares and Additional Open Market Shares, such terms shall include, in each case, any shares of Company Common Stock or other securities of the Company received by the Investors as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction. For purposes of all Transactions Documents (including the Warrants), whenever an assumption is made that the Warrants have been exercised (whether or not in full), unless otherwise expressly specified, such assumption will be based on a Cash Exercise (as defined in the Warrants) basis.

ARTICLE VI

MISCELLANEOUS

6.1 Term. This Agreement will be effective as of the date hereof and shall automatically terminate upon the date that the Beneficial Ownership of the Investors, in the aggregate, of the Company Common Stock is less than five percent (5%), so long as, as of such date, all of the then-remaining Registrable Securities Beneficially Owned by the Investors, in each case, may be sold in a single transaction without limitation under Rule 144 under the Securities Act; provided, however, that, unless otherwise agreed to by the parties hereto, this Agreement shall in no event terminate prior to the occurrence of a Walgreens Investor Rights Termination Event. If this Agreement is terminated pursuant to this Section 6.1, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 1.6(d) (which shall survive termination of this Agreement for a period of five (5) years), Section 4.9, Section 5.2 and this Article VI, and except that no termination hereof shall have the effect of shortening the Standstill Period or the SP Standstill Period, to the extent that the Standstill Period or the SP Standstill Period, as applicable, would continue in effect in the absence of such termination.

6.2 Notices.

(a) Notices and other statements in connection with this Agreement shall be in writing in the English language and shall be delivered by hand, email, facsimile or overnight courier to the recipient’s facsimile number or address as set forth below or to such other facsimile number or address as a party hereto may notify to the other parties hereto from time to time and shall be given:

(i) if to the Company, to:

Name: AmerisourceBergen Corporation

Address:	1300 Morris Drive
Chesterbrook, PA 19087
Country:	United States
Email:	jchou@amerisourcebergen.com
Fax:	610 727 3612
Attn:	General Counsel

with a copy to (which shall not be considered notice):

Name:	Cravath, Swaine & Moore LLP
Address:	Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Country:	United States
Fax:	(212) 474-3700
Attention:	Damien R. Zoubek, Esq.
O. Keith Hallam, III, Esq.

(ii) if to WBA or any Walgreens Investor or any Alliance Boots Investor, to:

Name:	Walgreens Boots Alliance, Inc.
Address:	108 Wilmot Road
Deerfield, Illinois 60015
Country:	United States
Email:	[•]
Fax:	(847) 315-3652
Attention:	General Counsel

with a copy to (which shall not be considered notice):

Name:	Cleary Gottlieb Steen & Hamilton LLP
Address:	One Liberty Plaza
New York, New York 10006
Country:	United States
Email:	caustin@cgsh.com; msalerno@cgsh.com
Fax:	(212) 225-3999
Attention:	Christopher E. Austin, Esq.
Matthew P. Salerno, Esq.

(b) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, or overnight courier; or

(ii) at the time of transmission in legible form if received prior to 5:00 p.m. local time on such date or at the beginning of the recipient’s next Business Day if received after 5:00 p.m. local time on such date or such date is not a Business Day, if delivered by fax or email.

6.3 Investor Actions. Any determination, consent or approval of, or notice or request delivered by, or any similar action of, the Walgreens Investors, the Alliance Boots Investors or the Investors, as applicable, shall be made by, and shall be valid and binding upon, all Walgreens Investors, all Alliance Boots Investors or all Investors, respectively, if made by (a) WBA or (b) Investors Beneficially Owning a majority of the Total Voting Power then Beneficially Owned by all Investors.

6.4 Amendments and Waivers. The Parties acknowledge and agree that this Agreement amends and restates the Prior Agreement in its entirety. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by each of (a) the Company and (b)(i) WBA or (ii) Investors Beneficially Owning a majority of the Company Common Stock then Beneficially Owned by all Investors. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5 Successors and Assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 6.5 shall be void.

6.6 Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

6.8 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the other Transaction Documents, the Transaction Rights Agreement, the Alliance Boots Confidentiality Agreement, the Walgreens Confidentiality Agreement and the SPA, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.9 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

6.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11 Specific Performance. The parties hereto agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

6.12 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided, that the Persons indemnified under Section 4.9 are intended third party beneficiaries of Section 4.9.

6.13 Obligation to Update Annex A. Each of the parties hereto agrees that in connection with any acquisitions or Transfers of Equity Securities of the Company in accordance with the terms of the Transaction Documents, the parties hereto will, as promptly as practicable following the completion of such acquisition or Transfer, modify Annex A to reflect the effect of such acquisition or Transfer.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

AMERISOURCEBERGEN CORPORATION

By:
Name:
Title:

WALGREENS BOOTS ALLIANCE, INC.

By:
Name:
Title:

[Signature Page to AmerisourceBergen Shareholders Agreement]